Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145460, No. 333-148499, No. 333-152723 and No. 333-169062) and Form S-8 (No. 333-145872, No. 333-150056 and No. 333-161682) of SulphCo, Inc. of our report dated  March 31, 2011, relating to the balance sheets of SulphCo, Inc. as of December 31, 2010 and 2009, and the related statements of operations, cash flows, and changes in stockholders’ equity (deficit) for the three years in the period ended December 31, 2010, which appear in this Form 10-K.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

March 31, 2011